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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Beverly Enterprises, Inc. Non Employee Directors' Stock Option Plan; American Transitional Hospitals, Inc. 1993 Nonqualified Stock Option Plan assumed by Beverly Enterprises, Inc.; and Stock Option Agreement between Beverly Enterprises, Inc. and Robert C. Crosby dated September 2, 1994 of our report dated February 4, 1994, with respect to the consolidated financial statements and schedules of Beverly Enterprises, Inc. included in its Annual Report on Form 10-K, as amended, for the year ended December 31, 1993, filed with the Securities and Exchange Commission.

                                                  /s/ ERNST & YOUNG LLP


Little Rock, Arkansas
September 20, 1994